Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Baudax Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Other(2)	785,402	$0.52(2)	$408,409.04	.00011020	$45.01

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$408,409.04		$45.01

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$45.01
(1)

The Registrant is hereby registering for resale from time to time by the selling stockholder named herein of up to 785,402 shares of its common stock issuable upon the exercise of certain warrants, issued to the selling stockholder in May 2020 and March 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s common shares, as reported on the Nasdaq Capital Market on June 23, 2023, a date within five business days prior to the initial filing of this registration statement on June 28, 2023.